EXHIBIT 10.1
Panda Ethanol, Inc.
Nonqualified Stock Option Agreement
     This Nonqualified Stock Option Agreement (the “Agreement”) is made and entered into as of __________________(the “Date of Grant”) by and between Panda Ethanol, Inc., a Nevada corporation (the “Company”), and __________________(the “Participant”). Capitalized terms not otherwise defined in this Agreement shall have the meanings given in the Company’s 2006 Amended and Restated Long-Term Incentive Plan, as amended from time to time.
     1. Grant of Option. Subject to all of the terms, restrictions and conditions of this Agreement and the Plan, the Company hereby grants to Participant an option (the “Option”) to purchase the total number of shares of Common Stock of the Company (the “Shares”) at the Option Price per share set forth on Exhibit A attached to this Agreement, which is incorporated into and made a part of this Agreement. The Option is not intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
     2. Expiration. The Option shall continue in effect until the Expiration Date set forth on Exhibit A to this Agreement, unless earlier terminated as provided in Section 3 of this Agreement or pursuant to Article 12 of the Plan, and may be exercised from time to time to purchase the Shares as to which it has become exercisable in accordance with the vesting schedule set forth on Exhibit A to this Agreement.
     3. Termination of Employment or Service.
          3.1 Termination for Any Reason Except Death, Disability or Cause. If Participant’s employment or other service is terminated for any reason other than because of death, Total and Permanent Disability or for Cause, the Option may be exercised by Participant at any time before the earlier of thirty (30) days after the date of termination or the Expiration Date, but only to the extent that the Option would have been exercisable by Participant on the date of termination.
          3.2 Termination Because of Death or Disability. If Participant’s employment or other service is terminated because of death or Total and Permanent Disability of Participant, the Option may be exercised by Participant (or Participant’s legal representative) at any time before the earlier of twelve (12) months after the date of termination or the Expiration Date, but only to the extent that the Option would have been exercisable by Participant on the date of termination.
          3.3 Termination for Cause. If Participant’s employment or other service is terminated for Cause, then the Option shall be deemed immediately forfeited and cancelled in its entirety upon such termination of employment or service without any payment or consideration being due from the Company or any Subsidiary. For purposes of this Agreement, “Cause” shall mean, if the Participant is a party to an employment agreement or agreement for services with the Company or its Subsidiaries and such agreement provides for a definition of Cause, the definition therein contained, or, if no such agreement or definition exists, it shall mean a Participant’s (i) commission of theft, embezzlement or any other act of material dishonesty relating to the Company or any Subsidiary; (ii) conviction of, or plea of guilty or nolo contendere to, a felony or any lesser crime having as its predicate element fraud, dishonesty, misappropriation or moral turpitude; (iii) gross negligence or willful misconduct with respect to any significant Company policy, which in any such case could reasonably be expected to result in an adverse affect on the Company or any Subsidiary; or (iv) willful and continued failure to perform substantially the duties reasonably assigned or appropriate to Participant’s position of employment with the Company or any Subsidiary. The Committee, in good faith, shall determine all matters and questions relating to whether a Participant has been discharged for Cause.
     4. Manner of Exercise.
          4.1 Notice. To exercise this Option, in whole or in part, Participant must deliver written notice to the Company, which shall specify (a) Participant’s election to exercise the Option, (b) the number of Shares with respect to which the Option is being exercised, and (c) the Exercise Date, which may not be less than three (3) or more than thirty (30) days after delivery of notice. If someone other than Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company verifying that such person has the legal right to exercise the Option.
          4.2 Payment of Option Price. On or before the Exercise Date, Participant must deliver to the Company full payment of the Option Price for the Shares being purchased in the form of (a) cash or check, bank draft or money order payable to the order of the Company; (b) surrender of shares of Common Stock previously acquired and held by Participant for at least six months, clear of all liens, claims, encumbrances or security interests, valued at its Fair Market Value on the Exercise Date; (c) a “same day sale” commitment from Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) whereby Participant irrevocably elects to exercise the Option and to sell a portion of the Shares so purchased sufficient to pay for the total Option Price and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Option Price directly to the Company; or (d) through a “margin” commitment from Participant and an NASD Dealer whereby Participant irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from NASD Dealer in the amount of the total Option Price, and whereby the NASD Dealer irrevocably commits upon receipt of such Shares to forward the total Option Price directly to the Company.
          4.3 Tax Withholding. Prior to the issuance of Shares upon exercise of the Option, Participant must pay or provide for any applicable federal, state and local withholding obligations of the Company.
          4.4 Issuance of Shares. Except as otherwise provided in the Plan, and subject to applicable law, as promptly as practical after receipt of written notification pursuant to Section 4.1 and full payment of the Option Price and any required income tax withholding, the Company shall issue to Participant a certificate representing the Shares purchased with the appropriate legends affixed.
     5. Compliance with Laws and Regulations. The exercise of the Option and the issuance of Shares shall be subject to compliance by the Company and Participant with all applicable federal and state securities laws and with all applicable rules and regulations of any governmental authority or any national securities exchange or inter-dealer quotation system on which shares of Common Stock are quoted or traded, as in effect on the date of exercise or issuance. Any determination of such matters by the Committee shall be final, binding and conclusive. Participant understands that the Company is under no obligation to register or qualify shares of Common Stock with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.
     6. Transferability of Option. The Option may not be transferred, assigned, pledged, hypothecated or otherwise conveyed or encumbered other than by will or the laws of descent and distribution; provided, however, upon notice to the Company, and subject to the terms and conditions of Section 15.7 of the Plan, Participant may transfer the Option, in whole or in part, by gift or a domestic relations order to (i) Immediate Family Members, (ii) trusts for the exclusive benefit of Immediate Family Members, and (iii) entities controlled by Participant or Immediate Family Members. The terms of the Option shall be binding upon the executors, administrators, successors, assigns and transferees of Participant.
     7. Privileges of Stock Ownership. Participant shall not have any of the rights of a stockholder with respect to any shares of Common Stock until the date that Participant becomes the holder of record of Shares following exercise of the Option. No adjustment shall be made for dividends or other rights for which the record date occurs before the date Participant becomes the holder of record.
     8. No Right to Employment. Nothing in this Agreement or the Plan shall confer on Participant any right to continue in the employ of, or other relationship with, the Company or any Subsidiary, or limit in any way the right of the Company or any Subsidiary to terminate Participant’s employment or other relationship at any time, with or without Cause.
     9. General.
          9.1 Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.
          9.2 Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supercede all prior undertakings and agreements with respect to the subject matter hereof. If any inconsistency should exit between the nondiscretionary terms and conditions of this Agreement and the Plan, the Plan shall govern and control.
          9.3 Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or five (5) days after deposit in the United States mail by certified or registered mail, and addressed, in the case of the Company, to the Corporate Secretary at the Company’s principal executive offices, and, in the case of Participant, to his or her last permanent address as shown on the Company’s records, subject to the right of either party to designate another address in a notice satisfying the requirements of this Section.

          9.4 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors, assigns and transferees.
          9.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to its conflict of law principles. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.
     10. Acceptance. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions of each, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax advisor prior to such exercise or disposition.
     In witness whereof, the Company has caused this Agreement to be executed by its duly authorized representative and Participant has executed this Agreement, effective as of the Date of Grant.

PANDA ETHANOL, INC.

By:

Name:

Title:

PARTICIPANT

(Signature)

Printed Name:

Exhibit A
to
Panda Ethanol, Inc.
Nonqualified Stock Option Agreement
1.	Participant:

2.	Date of Grant:

3.	Expiration Date:

4.	The total number of Shares subject to the Option:

5.	The Option Price per Share:

6.	Vesting Schedule:

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